Exhibit (j)(2)

BDO in PUERTO RICO 1302 Ponce De Leon Ave. 1ST Floor San Juan, Puerto Rico 00907 Tel: 787-754-3999 Fax: 787-754-3105 www.bdopr.com

Consent of Independent Registered Public Accounting Firm

X-Square Balanced Fund, LLC

209 Muñoz Rivera, Suite 1111

San Juan, PR 00918

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A our report dated February 26, 2020, relating to the financial statements and financial highlights of X-Square Balanced Fund, LLC, which appear in the Funds’ Annual Report on Form N-CSR for the period ended December 31, 2019. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

BDO Puerto Rico, PSC

San Juan, Puerto Rico

April 28, 2020

BDO in Puerto Rico offers its services through one or more of the following affiliated entities: BDO-Audit, PSC; BDO-Advisory, LLC; BDO-Outsourcing Services, PSC; BDO-Tax, LLC; BDO Puerto Rico, PSC, and BDO-Government Services, LLC, all Puerto Rico entities. All such entities are members of BDO International Limited, a United Kingdom company limited by guarantee, and form part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.